FOR IMMEDIATE RELEASE

CHINA ELECTRIC MOTOR ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

Michael Xiao Appointed as Chief Operating Officer;
Shengping Wang Appointed as Chief Technology Officer

SHENZHEN, CHINA — June 2, 2010 — China Electric Motor, Inc. (NASDAQ: CELM, “China Electric” or “the Company”), a Delaware corporation and China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”), today announced that it has strengthened its leadership team by appointing Xinming (“Michael”) Xiao as Chief Operating Officer and Shengping Wang as Chief Technology Officer.

Mr. Yue Wang, Chief Executive Officer of China Electric, said, “The talent and management capabilities that Michael and Shengping bring to our team will power our growth, particularly with regards to the research and development and capacity expansion activities designed to expand our product portfolio and grow our market position.

“Michael’s extensive experience in the motor industry will bring significant contributions to CELM as we execute our capacity expansion plans. His experience managing production operations will strengthen our overall processes and enhance our position as a major player in the industry. Michael will be responsible for overall production process, quality control, and supply chain management.

“Shengping will lead our already strong R&D team, with a primary focus on new product initiatives, particularly the development and design of products that will address industry demands for micro-motor products that reduce noise, vibration and energy consumption. His expertise in this area will help us to expand our offering and enter new categories, such as the mobile phone and CNC machine tool markets.”

Mr. Michael Xiao has over 10 years of production and technology management experience. He is proficient in the design and production of micro motors and the management of quality assurance systems and business processes. He also has years of sales and marketing experience. Prior to joining the company, Mr. Xiao served as Deputy Managing Director of Huizhou Besthope Micromotion Technology Industry Co., Ltd. from October 2009 to May 2010. He was General Manager of Shanghai AWA Seimitsu Electric Co., Ltd. from June 2006 to September 2009 and Vice General Manager of Shenzhen MicroTech Motor Co., Ltd. from June 2004 to May 2006. He has also served as Senior Manager of strategic planning at Dongguan Lung Cheong Toys Co., Ltd. and as a production supervisor and director of the production department at MABUCHI Motor, the world’s largest micro-motor manufacturer. Mr. Xiao holds a Bachelor's Degree in Machinery Manufacturing Technology and Equipment Automation from Central South University, and he received his Master's Degree in Mechanical Engineering from Wuhan University of Technology in 1990.

Mr. Shengping Wang has more than 10 years of solid micro-motor industry experience, and is proficient in micro-motor design and production. Before joining China Electric Motor, Mr. Shengping Wang was General Manger of Shenzhen Chengzheng Technology Co., Ltd, an integrated business that engages in the production and operation of winding and spot-welding machines, the technology development and sale of micro motors and associated devices, and the development of high-tech electronic software, for approximately 7 years. From March 1996 to February 2003, Mr. Wang acted as lead fonder of the Guangzhou factory and manager of the R&D design and manufacturing center of Standard Motor Co., Ltd. Mr. Wang also served as a motor production engineer at MABUCHI Motor, the world’s largest micro-motor manufacturer, from since February 1992 until March 1996. He served as production engineer of the Qinghai oil pump and glib factory from August 1988 until February 1992. Mr. Wang received a Bachelor’s Degree in Machinery Manufacture and Equipment specialty from the Engineering Institute of Shenyang.

About China Electric Motor, Inc.

China Electric Motor, Inc. (Nasdaq: CELM) is a China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YPC. The Company’s products are incorporated into consumer electronics, automobiles, power tools, toys and household appliances, and are sold under its “Sunna” brandname. The Company provides micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, power tools, toys and household appliances. China Electric Motor, Inc. sells its products directly to original equipment manufacturers and to distributors and resellers both domestically in the People’s Republic of China and internationally to customers in Korea and Hong Kong. The Company’s manufacturing facilities are located in Shenzhen, Guangdong.

Forward-looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including our ability to maintain and increase revenues and sales of our products, our ability to develop and market new products, our strategic investments and acquisitions, compliances and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations, and vulnerability of our business to general economic downturn, especially in the PRC, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Investor Contacts:
Dexter Fong China Electric Motor, Inc. +86 (755) 8278 6083 dexterfong@gmail.com	Simon Ze China Electric Motor, Inc. +86 (755) 8257 7750 ze_simon@hotmail.com
Investor Relations (HK): Ruby Yim Taylor Rafferty +852 3196 3712 ChinaElectricMotor@Taylor-Rafferty.com	Investor Relations (US): Delia Cannan Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com
Media Contact: Jason Marshall Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com	Investor Relations (US): John Baldissera BPC Financial Marketing +1 (800) 368-1217